April 2, 2013

Dear Cornerstone Core Properties REIT, Inc. Shareholder:

We are providing you with an updated Cornerstone Core Properties REIT, Inc. (the “REIT”) common stock per-share valuation as of December 31, 2012, and an update of our recent activities. Enclosed you will find a statement of your account as of March 31, 2013.

Per-share Valuation

After a review of the REIT’s assets and debt value as of December 31, 2012, the REIT’s Board of Directors has revised the estimated per-share value for the REIT’s common stock to $2.10 per share. The Board of Directors estimated the per-share value for the limited purposes of this report. There can be no assurance, however, that any shareholder can sell their shares for this price or one higher or lower.

While this represents a minor increase from the REIT’s 2011 estimated per-share value, we believe, over time, the revenue produced by the healthcare facilities acquired during the third and fourth quarters of 2012 will have a positive impact on the REIT’s future estimated per-share value. We intend to re-evaluate our estimated per-share value again at the end of 2013.

The below table summarizes the primary components affecting the estimated per-share value of the REIT as of December 31, 2012.

	Per Share
Investments in real estate and variable interest entity	$4.16
Notes payable	(2.15)[1]
Other assets and liabilities	0.09	[2]

Total estimated per-share value	$2.10

Dispositions

On January 23, 2013, we sold 20100 Western Avenue in Torrance, California to a non-related third party for a sale price of approximately $17.6 million. We used $8.9 million of the proceeds to pay off the GE loan related to the property.

On January 30, 2013, we sold Carter Commerce Center in Orlando, Florida to a non-related third party for a sale price of approximately $1.7 million. We used $0.6 million of the proceeds to pay down the Wells Fargo loan related to the property.

1 As of December 31, 2012, debt obligations totaled approximately $50.3 million. The outstanding balance by loan agreement is as follow: Wells Fargo Bank, National Association approximately $6.5 million maturing February 2014, Transamerica Life Insurance approximately $6.4 million maturing November 2014, GE Capital – Healthcare approximately $28.5 million maturing September 2017 (the REIT’s net asset value was calculated based on 95.0 % of the GE Capital – Healthcare debt obligation) and GE Capital approximately $8.9 million, which was paid-off in January 2013.

2 Includes corporate level cash of approximately $0.7 million in addition to other corporate assets and liabilities.

Cornerstone Core Properties REIT, Inc. • 1920 Main Street, Suite 400 • Irvine, California 92614

Toll-free (877) 805-3333 • Local (949) 852-1007 • www.CREfunds.com

Acquisition

On January 31, 2013, the REIT funded an additional $2.9 million investment in the joint venture entity, Cornerstone Healthcare Partners, LLC, to acquire a 95.0% equity interest in an assisted living and memory care facility known as Danby House. Our joint venture partner, Cornerstone Healthcare Real Estate Fund, Inc. contributed $0.1 million to maintain a 5.0% equity interest in the joint venture entity.

Danby House is located in Winston-Salem, North Carolina. The 27,129 square foot assisted living and memory care facility operates 99 licensed beds and was constructed in 1986.

Danby House is 100.0% leased to the current operator pursuant to a ten-year triple net lease. The lease rate for Danby House (calculated as the first year lease payment as a percentage of the purchase price) is 9.0%. The initial cash on cash yield (calculated by dividing the first year lease payment, less the asset management and property management fees paid to our Advisor, by the equity contribution) is estimated to be 13.5%.

The current operator has served as the operator of Danby House since March 2011 and currently operates over 91 other facilities in 12 states.

Danby House was acquired by the joint venture entity for $9.7 million. The acquisition was completed subject to a first lien mortgage loan in the aggregate amount of approximately $7.3 million, which is secured by Danby House and matures on January 30, 2016.

For more information regarding our recent acquisitions, dispositions or fourth quarter 2012 financial report, we invite you to view the complete Form 8-K filings and complete Form 10-K filing by visiting our website as follows: 1) Go to www.CREfunds.com, 2) Click on “Public Funds,” 3) Select “Cornerstone Core Properties REIT, Inc.,” 4) Click on “SEC Filings,” 5) Select “Cornerstone Core Properties REIT, Inc.,” 6) On the SEC website, click on the “documents” icon next to the 8-K or 10-K filing you wish to view, and 7) Click on the document file shown in red.

If you have any questions, please contact your financial advisor or Investor Services at (888) 522-1771.

Sincerely,

Timothy C. Collins

Chief Financial Officer

cc: Financial Advisor

This letter contains forward-looking statements relating to the business and financial outlook of Cornerstone Core Properties REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Cornerstone Core Properties REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2012. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. CL0323 04/13

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